FROM:       Franklin Mutual Advisers, LLC
            Telephone 650-312-4701
            Contact: Holly Gibson
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                                                         For Immediate Release


           Franklin Mutual Commences Lawsuit Against Commercial Federal

            Short Hills, NJ, October 19, 1998 -- Franklin Mutual Advisers, LLC announced today that it has sued Commercial Federal Corporation and its Board of Directors in the United States District Court for the District of Nebraska. Franklin Mutual is the largest stockholder of Commercial Federal with a 7.9% ownership stake and is seeking to elect two independent nominees to the Commercial Federal board who will advocate a sale of the company.

            On September 8, 1999, Franklin Mutual notified Commercial Federal of its intention to nominate George R. Zoffinger and J. Thomas Burcham for election to two of the four board seats to be filled at Commercial Federal's annual meeting of shareholders scheduled for November 16, 1999. Franklin Mutual also notified Commercial Federal of its intention to nominate Matthew P. Wagner for election as a director instead of Mr. Zoffinger or Mr. Wagner should either Mr. Zoffinger or Mr. Burcham be unable or unavailable to serve.

            On September 29, 1999, Commercial Federal notified Franklin Mutual that it intends to declare the nominations of Mr. Burcham and Mr. Wagner defective based on its interpretation of certain Office of Thrift Supervision regulations which Franklin Mutual has asserted do permit its nominees to stand for election. After receiving Franklin Mutual's notice of nominations, the Commercial Federal board also adopted an amendment to the Commercial Federal by-laws establishing new eligibility requirements for directors. Commercial Federal has also announced that it is seeking a declaration from a federal court in Nebraska that Messrs. Burcham and Wagner are not eligible to be nominated or stand for election as directors and that the by-law amendment is legally valid.

            Franklin Mutual's complaint alleges that Commercial Federal and its incumbent directors have unlawfully attempted to prevent Franklin Mutual from nominating Mr. Burcham and Mr. Wagner by erroneously declaring them unqualified under Commercial Federal's by-laws and by subsequently amending the by-laws to prohibit them from being nominated. The complaint further alleges that, through these actions, the incumbent directors breached their fiduciary duties to Commercial Federal's stockholders. Franklin Mutual seeks to enjoin Commercial Federal and its incumbent directors from preventing Franklin Mutual's nomination of its candidates, including implementation of the new by-law amendment, and a declaration that Mr. Burcham and Mr. Wagner are qualified to stand for election. Messrs. Burcham and Wagner are also plaintiffs in the action.

            Mr. Zoffinger is the President and Chief Executive Officer of Constellation Capital Corp., a New Jersey-based commercial finance and investment company. He is also a


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director of Admiralty Bank Corp., a bank holding company located in Florida.  He is the former  Chairman of  Corestates  New Jersey  National  Bank, a $6 billion
bank,  as  well  as  the  former  President  and  Chief  Executive   Officer  of
Constellation Bancorp, a bank holding company which was sold to Corestates in 1993.

            Mr. Burcham is a significant stockholder of Commercial Federal and has particular familiarity with Commercial Federal and the banking business in the Midwest. He is a paid independent consultant to Commercial Federal and was the Chairman of First National Bank Shares, Ltd. which was acquired by Commercial Federal in 1998. He is the former Chairman and Chief Executive Officer of Missouri Bank and Trust Company, and its parent holding company, MBT Bancshares, Inc.

            Mr. Wagner is the President, Chief Executive Officer and a director of Western Bancorp, a large California bank holding company. Mr. Wagner will no longer be a director or officer of Western Bancorp upon the close of the pending sale of Western Bancorp to US Bancorp, presently scheduled to occur prior to the Commercial Federal annual meeting of shareholders.

            Franklin Mutual Advisers, LLC serves as the investment manager for the Mutual Series funds and is headquartered at 51 JFK Parkway, Short Hills, NJ 07078.

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